Exhibit 10.3
EXECUTIVE EMPLOYMENT AGREEMENT
     This Executive Employment Agreement (this “Agreement”) is made this 1st day of November, 2009, by and between MOLYCORP, LLC, a Delaware limited liability company (“Employer”) and MARK A. SMITH, a resident of Highlands Ranch, Colorado (“Executive”). The Employer and the Executive are referred to below individually as a “Party” and collectively as the “Parties.”
WITNESSETH:
     WHEREAS, Executive agrees and acknowledges that in consideration for entering into this Agreement, Executive’s employment with Molycorp Minerals, LLC, (“Minerals”), and the Executive Employment Agreement by and between Minerals and Executive dated October 8, 2008. (the “Minerals Agreement”) in each case was terminated on October 31, 2009;
     WHEREAS, the Executive agrees to be employed by the Employer upon and subject to the terms herein provided; and
     WHEREAS, the Employer agrees to employ the Executive upon and subject to the terms herein provided.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants and agreements contained herein, the legal sufficiency of which is acknowledged by the Parties, and intending to be legally bound, the Parties agree as follows:
     1. Employment. The Employer shall employ the Executive, and the Executive accepts employment with the Employer, upon the terms and conditions set forth in this Agreement for a period of time beginning on the date hereof and ending as provided in Section 4 (the “Employment Period”).
     2. Office and Duties. The Executive shall serve as, and have the title of, Chief Executive Officer and shall report to, and be subject to the power and authority of, the Board of Directors of the Employer (the “Board”). The Executive shall manage the affairs of the Employer and have the duties, responsibilities and authority of a chief executive officer, including as described in Section 7.10 of the Operating Agreement of the Company, dated as of September 10, 2009 (the “Operating Agreement”). The Executive shall perform such tasks commensurate with this position as may from time to time be defined or assigned by the Board. The Executive shall devote all business time, labor, skill, undivided attention and best ability to the performance of the Executive’s duties hereunder in a manner which will faithfully and diligently further the business and interests of the Employer. During the Employment Period, the Executive shall not directly or indirectly pursue any other business activity without the prior written consent of the Board, except as permitted under Section 8 of this Agreement. The Executive further agrees to travel to whatever extent is reasonably necessary in the conduct of the Employer’s business, at the Employer’s expense.

     3. Compensation and Benefits.
     (a) The Employer will pay the Executive a base salary for services rendered under this Agreement at a rate of not less than $400,000 per year, payable in accordance with Employer’s standard payroll practices, subject to such payroll and withholding deductions as are required by law or authorized by the Executive. The Executive shall be eligible for increases in base salary at the sole discretion of the Employer.
     (b) Reserved.
     (c) The Executive shall be entitled to participate in the employee benefit plans (such as medical and dental insurance, disability, life insurance, 401k and sick pay) offered to all employees of the Employer. In addition, the Executive will be eligible for the Employer’s Management Incentive Plan which is a nonqualified deferred compensation plan to which the Employer may make contributions and the Executive may elect to make deferral contributions from his base salary and bonus, if any, Employer contributions to the Management Incentive Plan are discretionary and subject to annual Board approval. Other than the Executive’s eligibility for retiree medical coverage, the Employer shall not be required to establish or continue any benefit plans or to take any action to cause the Executive to be eligible for any such benefits on a basis more favorable than that applicable to all its employees generally.
     (d) The Executive shall be eligible for a bonus plan for Employer’s officers and directors that the Board shall establish from time to time, which will be based on the achievement and satisfaction of goals and objectives established by the Board.
     (e) Reserved.
     (f) Reserved.
     (g) Reserved.
     (h) The Employer shall reimburse the Executive for all reasonable and actual out-of-pocket costs and expenses, including reasonable travel and business entertainment expenses, incurred by him in the course of performing his duties under this Agreement, subject in all instances to the Employer’s reimbursement policies and requirements applicable to all employees with respect to reporting and documentation of such expenses, including, without limitation, the timely submittal of receipts, invoices and documentation supporting all such costs and expenses. If it is reasonable and appropriate for the Executive’s spouse to travel with the Executive for the Executive’s business travel, then the Employer shall reimburse the Executive for all reasonable and actual out-of-pocket travel costs and expenses incurred by the Executive’s spouse.
     (i) The Employer shall purchase and provide to the Executive a term life insurance policy in the amount of $1,000,000 for the benefit of the Executive.
     (j) The Executive shall be entitled to twenty-five (25) days paid vacation during each 12-month period worked, commencing on the date hereof. In addition, Executive shall be entitled to any paid vacation days that were accrued but unused as of October 31, 2009, pursuant to the Minerals Agreement. A maximum of 10 days of accrued but unused vacation may be carried over from one year to the next year; any accrued but unused vacation time not carried over will be waived and will not be deemed earned pursuant to C.R.S. § 8-4-101 et seq. The Executive will keep the Board apprised of dates for planned vacation.
     4. Employment Period. Unless renewed in writing by the mutual agreement of the Employer and the Executive, the Employment Period shall be for the period beginning on the date of this Agreement and ending on October 8, 2011; provided, however, that (i) the Employment Period shall terminate prior to such date upon the Executive’s resignation, death or Disability (as defined below) and (ii) the Employment Period may be terminated by the Employer at any time prior to such date for Cause (as defined below) or without Cause.
     5. Termination of Employment.
     (a) If the Employer terminates the Executive’s employment for Cause (as defined below), the Employer will pay the Executive’s accrued salary, benefits and vacation including the then unused Accrued Vacation, up to and including the date of termination. Thereafter, the Employer will have no further obligations to the Executive under this Agreement. For purposes of this Agreement, “Cause” is defined as: (1) the Executive’s misconduct, malfeasance, or negligence relative to the Executives duties or the Employer’s business; (2) the Executive’s failure or refusal to perform the services required or as requested by the Board, or the Executive’s refusal to carry out or perform proper directions or instructions from the Employer or the Board with respect to the services rendered hereunder; (3) the Executive’s conviction of a crime that either results in a sentence of imprisonment or involves theft, embezzlement, dishonesty or breach of securities or financial laws or regulations; (4) activities by the Executive that are injurious to the Employer, its Affiliates or its or their reputation; or (5) any conduct constituting “cause” under applicable law. Whether Cause exists to justify the termination of this Agreement shall be determined by the Employer in its sole discretion.
     (b) If the Employer terminates the Executive’s employment without Cause, the Employer will pay (1) the Executive’s accrued salary and vacation, including the then unused Accrued Vacation, pay up to and including the date of termination and (2) either (A) if such termination occurs during the first full year of this Agreement, the equivalent of two years of the Executive’s Base Salary, or (B) if such termination occurs during the remainder of this Agreement, the equivalent of one year of the Executive’s Base Salary, in each case less applicable deductions and withholdings, pursuant to the Employer’s standard pay periods and practices; provided, however, that such payments shall be deemed severance pay and not wages. Such payment shall be made to the Executive as soon as administratively practicable after the Employer’s termination of the Executive’s employment without Cause, but no later than two and one-half months after the last day of the calendar year in which the Executive’s employment is so terminated. As a condition to receiving the payments contemplated by this Section 6(b), the Executive shall execute a severance and release agreement in a form acceptable to the Employer.
     (c) If the Employer terminates the Executive’s employment as a result of the Executive’s death or the Executive’s Disability (as defined below), the Employer will pay the Executive’s accrued salary and vacation up to and including the date of death or termination, as applicable. Thereafter, the Employer will have no further obligations to the Executive under this Agreement. For purposes of this Agreement, a “Disability” is defined as illness, accident or other disability (mental or physical), which prevents the Executive from performing the essential functions of the position for one or more periods cumulatively totaling two (2) months during any consecutive twelve (12) month period.
     (d) If the Executive chooses to terminate his employment, the Employer will pay the Executive’s accrued salary and vacation, including the then unused Accrued Vacation, up to and including the date of termination. Thereafter, the Employer will have no further obligations to the Executive under this Agreement. The Executive may resign upon not less than sixty (60) days prior written notice to the Employer, for any reason or no reason.
     6. Confidential Information.
          (a) The Executive will not disclose or use at any time, either during his employment or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance in good faith of duties or activities assigned to the Executive by the Employer. The Executive acknowledges and understands that the Confidential Information is, and will at all times remain, the sole property of the Employer, and any use of the Confidential Information by the Executive, other than as expressly allowed hereby, is prohibited. The Executive will take all necessary and appropriate steps to safeguard Confidential Information, to protect it against disclosure, misuse, espionage, loss or theft and to maintain its confidentiality. The Executive shall deliver to the Employer at the termination of his employment hereunder, or at any time the Employer may request, all memoranda, notes, plans, records, reports, documents, disks, data, information, computer tapes and software and other documents and data (and copies thereof, regardless of the form thereof, including electronic copies) containing or relating to the Confidential Information or the Company Property (as defined below) or the business of any of the Employer’s Affiliates, which the Executive may then possess or have under his control.
          (b) As used in this Agreement, the term “Confidential Information” means, without limitation, any and all data, information, documents and materials relating to or pertaining to the Employer, any Affiliate of the Employer, or any equity-holder of the Employer (collectively the “Relevant Entities”) including, without limitation, information that is proprietary or not generally known to the public and that is used, developed, created or obtained by any of the Relevant Entities in connection with their respective businesses, such as trade secrets, information, analysis, observations, reports, plans, strategies and data obtained or learned by the Executive while employed by the Employer (including those obtained or learned prior to the date of this Agreement), including, without limitation, any of the foregoing which pertain to: (i) the business, affairs, plans, programs and strategy of any of the Relevant Entities, (ii) actual, potential or prospective acquisitions, investments, transactions or services, (iii) geological or geophysical information, technical data or analyses, mineral reserve and resource information, mine plans, marketing, market-share, cost and pricing structures, and other information, (iv) analyses, reports, drawings, photographs and other information, (vi) computer software, including operating systems, applications and program listings, (vii) flow charts, manuals and documentation, (viii) data bases, (ix) accounting and business methods and sales and marketing strategies and information, (x) inventions, devices, processes, procedures, new developments and methods, whether patentable, unpatentable or otherwise subject to intellectual property protections, and whether or not used in the Business, (xi) customer, client, supplier and subcontractor information and customer, client, supplier and subcontractor lists (xii) product information, processing methods and information, production methods, processes, technology and trade secrets, (xiii) financial or other performance data, records or projections, (xiv) personnel lists and data, (xv) other business, financial, operational or strategic information and materials, and (xvi) all similar and related information in whatever form. The list set forth above is not intended by the Employer to be a comprehensive list of Confidential Information. For purposes of this Agreement, “Affiliate” shall mean any other entity or person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another entity or person. The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.
          (c) Notwithstanding anything to the contrary contained herein, the Executive shall not be required to maintain as confidential any information or material which: (i) is now, or hereafter becomes, through no act or failure to act on the part of the Executive which would constitute a breach of this Section 7, generally known or available to the public; (ii) is furnished to the Executive by a third party who, to the knowledge of the Executive, is not under obligations of confidentiality to the Employer or any of its Affiliates, without restriction on disclosure; (iii) is disclosed with the written approval of Employer; or (iv) is required to be disclosed by law, court order, or similar compulsion; provided, however, that such disclosure shall be limited to the extent so required or compelled; and provided, further, that the Executive shall give Employer notice of such disclosure and cooperate (without cost to the Executive) with the Employer in seeking suitable protection.
          (d) The Executive acknowledges that the success of the Employer depends in large part on the protection of the Confidential Information. The Executive further acknowledges that, in the course of the Executive’s engagement with the Employer, the Executive will become familiar with the Confidential Information. The Executive recognizes and acknowledges that the Confidential Information is a valuable, special, and unique asset of the Employer’s and other Relevant Entities’ businesses, access to and knowledge of which are essential to the performance of the Executive’s duties hereunder. The Executive acknowledges that use or disclosure of the Confidential Information outside the performance of the business of the Employer would cause harm and/or damage to the Employer and/or other Relevant Entities.
          (e) The Executive agrees to receive and use Confidential Information only for purposes of this Agreement and the performance of the business of the Employer, and the Executive acknowledges that any other use or disclosure of Confidential Information is prohibited. The Executive also agrees that the Executive will not use, directly or indirectly, any Confidential Information for the Executive’s own purposes or for the benefit of any person, firm, business, company, corporation, or any other entity (except the Employer) under any circumstances during or after the term of the Executive’s employment. The Executive shall consider and treat as confidential all Confidential Information, whether created by the Executive or otherwise coming into the Executive’s possession before, during, or after the termination of the Executive’s employment. The Executive shall not use or attempt to use any Confidential

Information in any manner which has the possibility of injuring or causing loss, whether directly or indirectly, to the Employer or its affiliates, subsidiaries, members or parents.
          (f) The Parties agree that money damages would be an inadequate remedy for any breach by the Executive of this Section 7. Therefore, in the event of a breach or threatened breach of Section 7, the Employer, and each other Relevant Entity will be entitled to injunctive relief, in addition to other rights and remedies existing in its favor at law or in equity in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).
     7. Non-Competition, Non-Solicitation.
     (a) For the purposes of this Agreement, “Competitive Conduct” shall be determined in good faith by the Employer and shall include any of the following conduct whether direct or indirect, on the Executive’s own behalf or on behalf of, or in conjunction with, any person, partnership, corporation, company or other entity:
          (A) owning, managing, operating, controlling, being employed by, participating in, engaging in, rendering any services for, assisting, having any financial interest in, permitting the Executive’s name to be used in connection with, or being connected in any manner with the ownership, management, operation, or control of any Competitor of the Employer or its Affiliates. For the purposes of this Agreement, a “Competitor” is any person or entity that engages in, or is planning to engage in, in whole or in part, the exploration, mining, milling, production, processing, marketing, sale or distribution of rare earth minerals or products or materials derived therefrom;
          (B) consulting with, acting as an agent for, or otherwise assisting any Competitor to compete or prepare to compete with the Employer or its Affiliates in any of the Employer’s or its Affiliate’s existing or prospective businesses or activities;
          (C) interfering with the relationship between the Employer and any current or former employee or consultant of the Employer, including, without limitation, soliciting, inducing, enticing, hiring, employing, or attempting to solicit, induce, entice, hire, or employ any current or former employee or consultant of the Employer;
          (D) interfering or attempting to interfere with any transaction in which the Employer or any of its Affiliates is involved or which was pending during the term of the Executive’s engagement with the Employer or at the date on which the Executive’s engagement with the Employer ends, including following the acquisition of the Mountain Pass Mine;
          (E) soliciting any of the Employer’s customers or prospective customers; and/or
          (F) soliciting, inducing, or attempting to induce any current or prospective customer, supplier or other business relation of the Employer or any of its Affiliates to cease doing business with the Employer (or any subsidiary, member, parent or other Affiliate of the Employer) or in any way interfering with the relationship between any such customer, supplier or business relation of the Employer or its Affiliates.
     (b) The Executive shall not engage in Competitive Conduct for a period of three (3) years after termination (whether voluntary or involuntary) of the Executive’s employment with the Employer.
     (c) The Executive shall not engage in Competitive Conduct anywhere in the world.
     (d) The Executive acknowledges and agrees that the restrictive covenants in this Agreement are designed and intended to protect the Employer’s trade secrets. The Executive further agrees that the Competitive Conduct is part of a world-wide, and not a local or regional, market, and the restrictive covenants in this Agreement are reasonable in duration and geographic scope and are reasonably necessary to protect the Employer’s legitimate business interests.
     (e) The Executive may serve as a non-executive director of another business or company if, and only if, the Executive concludes that such service will not interfere with his duties hereunder, the Executive refers such proposed service to the Board for approval, the Board determines that such service as a director is in the best interest of the Employer and the Board authorizes the Executive’s service as a director for such business or company.
     (f) The Employer acknowledges and agrees that the restrictions set forth in this Section 8 shall not limit or prohibit the Executive from engaging in passive investment activities and business-related, community service, charitable and social activities that do not interfere with the Executive’s performance of his duties or his obligations hereunder.
     8. No Conflicts. The Executive represents and warrants that the Executive is not presently subject to any agreement with a Competitor or potential Competitor of the Employer, or to any other contract, oral or written, that could restrict or prevent the Executive from entering into this Agreement or performing his duties in full accord with this Agreement.
     9. Executive Representations and Warranties. The Executive hereby represents and warrants to the Employer that:
(a) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party, or any judgment, order or decree to which the Executive is subject;
(b) the Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement, non-disclosure agreement or similar agreement with any other person or entity;
(c) the Executive has read through the entirety of this Agreement, and prior to signing it, the Executive has been advised by independent legal counsel; and

(d) upon the execution and delivery of this Agreement by the Employer and the Executive, this Agreement will be a valid and binding obligation of the Executive, enforceable in accordance with its terms; and
(e) the Executive acknowledges his right to make new benefit elections upon the commencement of his employment with the Employer and, to the extent that the Executive does not submit new benefit election forms prior to November 1, 2009, he makes the benefit elections under the Employer’s benefit plans that were in effect with respect to the Executive’s employment with Minerals on October 31, 2009; and
(f) the Executive has been paid or provided all wages, compensation, bonuses, stock, stock options, vacation, or other benefits due to Executive under the terms of the Minerals Agreement or Executive’s employment with Minerals.
     10. Intellectual Property. The Executive agrees that all data, strategy, patents, patent applications, inventions, innovations, improvements, technical information, designs, processes, analyses, reports, service marks, trademarks, trade names, logos and all similar or related information and all other intellectual property that relates to the Employer, its business or the business of any of its Affiliates and any existing or future plans, strategies, products, processes or services which are or were conceived, developed or made by the Executive (whether or not during usual business hours or on the premises of the Employer and whether or not alone or in conjunction with any other person) while employed by the Employer or any Affiliate (collectively referred to herein as, the “Company Property”) are the sole and exclusive property of, and belong in all instances to, the Employer or such Affiliate. By not later than the Termination Date, the Executive shall have delivered and returned to the Employer all Company Property together with all written, computer, electronic or other evidence of such Company Property.
     11. Acknowledgments. The Executive acknowledges that the covenants contained in Sections 7 and 8, including those related to duration, geographic scope, and the scope of prohibited conduct, are reasonable and necessary to protect the legitimate interests of the Employer. The Executive acknowledges that the Executive is an executive and management level employee as referenced in, and governed by, C.R.S. 8-2-113(2)(d). The Executive further acknowledges that the covenants contained in Sections 7 and 8 are necessary to protect, and reasonably related to the protection of, the Employer’s trade secrets, to which the Executive will be exposed and with which the Executive will be entrusted.
     12. Equitable Remedies. The services to be rendered by the Executive and the Confidential Information entrusted to the Executive as a result of the Executive’s employment by the Employer are of a unique and special character, and any breach of Sections 7 and 8 will cause the Employer immediate and irreparable injury and damage, for which monetary relief would be inadequate or difficult to quantify. The Employer will be entitled to, in addition to all other remedies available to it, injunctive relief and specific performance to prevent a breach and to secure the enforcement of Sections 7 or 8. Injunctive relief may be granted immediately upon the commencement of any such action.

     13. Entire Agreement Amendments. This Agreement constitutes the entire understanding between the Parties and Minerals with respect to the subject matter and supersedes , terminates, and replaces any prior or contemporaneous understandings or agreements, including but not limited to, the Minerals Agreement, which terminated (along with Executive’s employment with Minerals) on October 31, 2009 and is of no further force or effect. Executive and Employer each agree and acknowledge that Minerals is an express and intended third party beneficiary to this Agreement. This Agreement may be amended, supplemented, waived, or terminated only by a written instrument duly executed by the Parties.
     14. Headings. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation.
     15. Severability. The covenants in this Agreement shall be construed as independent of one another, and as obligations distinct from one another and any other contract between the Executive and the Employer. If any provision of this Agreement is held illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability shall not affect any other provisions hereof. It is the intention of the Parties that in the event any provision is held illegal, invalid or unenforceable, that such provision be limited so as to effect the intent of the Parties to the fullest extent permitted by applicable law. Any claim by the Executive against the Employer shall not constitute a defense to enforcement by the Employer of this Agreement.
     16. Survival. The provisions of Sections 7 and 8 are independent of, and survive after the termination of, the other portions of this Agreement.
     17. Notices. All notices, demands, waivers, consents, approvals, or other communications required hereunder shall be in writing and shall be deemed to have been given if delivered personally, if sent by telegram, telex or facsimile with confirmation of receipt, if sent by certified or registered mail, postage prepaid, return receipt requested, or if sent by same day or overnight courier service to the following addresses:
     If to Employer, to:
Molycorp, LLC
1400 Sixteenth Street, Suite 200
Denver, Colorado 80202
Tel: 720-946-1454
Fax: 720-946-1450
     If to Executive, to:
Mark A. Smith
418 E. Fairchild Drive
Highlands Ranch, CO 80126
Home telephone:
Cell telephone:
Home fax:

Notice of any change in any such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived by the Party entitled to receive such notice.
     18. Waiver. The failure of any Party to insist upon strict performance of any of the terms or conditions of this Agreement shall not constitute a waiver of any of such Party’s rights hereunder.
     19. Assignment. Other than as provided below, neither Party may assign any rights or delegate any of obligations hereunder without the prior written consent of the other Party, and such purported assignment or delegation shall be void; provided that the Employer may assign the Agreement to any entity that purchases the stock or assets of the Employer or any Affiliate. This Agreement binds, inures to the benefit of, and is enforceable by the successors and permitted assigns of the Parties and does not confer any rights on any other persons or entities.
     20. Governing Law. This agreement shall be construed and enforced in accordance with Colorado law, except for any Colorado conflict-of-law principle that might require the application of the laws of another jurisdiction.
     21. Choice of Forum. Any dispute arising from or relating to this Agreement shall be resolved in the District Court for the City and County of Denver or in the United States District Court for the District of Colorado.
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     IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates below:

EMPLOYER:		EXECUTIVE:

MOLYCORP, LLC

By:	/s/ John F. Ashburn Jr.	/s/ Mark A. Smith

Name:	John F. Ashburn, Jr.	Mark A. Smith
Title:	Vice President & General Counsel	Date: November 9, 2009
Date:	November 1, 2009